Exhibit 99.1

Nexity Financial Receives Notice From Nasdaq due to Resignation of Independent Director

Birmingham, AL, April 28, 2006 (Business Wire) - Nexity Financial Corporation (NASDAQ: NXTY)

On April 26, 2006, Nexity Financial Corporation (the “Corporation”) received a notice from the Nasdaq Stock Market that it does not meet the independent director requirements for continued listing on the Nasdaq Stock Market under Marketplace Rule 4350(c)(1), which requires the Corporation to maintain a majority of independent directors on its Board of Directors. Under the Marketplace Rules, the Corporation has until the earlier of the Corporation’s next annual meeting or April 20, 2007 to satisfy the independence requirements.

As previously disclosed by the Corporation in its proxy statement filed in connection with its annual meeting held April 20, 2006 (the “Annual Meeting”), John W. Collins advised the Corporation that he would not stand for re-election to the board of directors when his term as a director expired at the Annual Meeting. The resulting vacancy on the board of directors after the Annual Meeting caused a reduction in the number of our directors who are deemed “independent” under Nasdaq listing standards to four of eight directors. The Nominating Committee of the board of directors has begun a search to select another independent director to fill the vacancy caused by Mr. Collins’ departure.

About Nexity Financial Corporation

Nexity Financial Corporation is an $804 million commercial bank offering deposit products nationwide consisting of money markets, checking accounts and online access. Nexity generates the majority of its income through wholesale correspondent banking activities. Nexity is headquartered in Birmingham, Alabama. Customer Service Representatives can be reached at 1-877-738-6391. To learn more about Nexity Bank please visit www.nexitybank.com.

Contact:	John J. Moran
EVP & CFO
(843) 213-0999